Exhibit 10.27
ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT is made and entered into as of this 31st  day of December, 2012, by and between Max Sound Corporation, a Delaware corporation with offices at 2902 A Colorado Blvd, Santa Monica, CA 90404 (the “Corporation”), and Lloyd Trammell, an individual residing at Virgo Court, Thousand Oaks, CA 92 (the “Executive”), under the following circumstances:

RECITALS:

a.
The Corporation has secured the services of the Executive on May 11, 2010 upon the terms and conditions as previously set forth on that day and by original agreement filed in the Company’s 8k filing; and

b.	The Executive is continuing to render services to the Corporation upon the terms and conditions as previously set forth on May 11, 2010.

NOW, THEREFORE, the parties mutually agree to the following changes to the original emloyment agreement as follows:

1)           The Corporation previously agreed to pay the Executive as compensation for his services hereunder, set forth in Section 4 in the original agreement. It stated, the Executive shall be entitled to and shall receive a monthly commission equal to 5% of all revenues derived from the sales of all products and services related to Max Sound. Such commissions were to be payable in cash, capital stock or any combination thereof at the Executive’s discretion.

2)           In addition, the Corporation previously agreed that in Section 4 that in addition to the Base Salary, the Executive would be entitled to receive a yearly bonus equal to 5% of such amount of the total revenues derived from the sales of all products related to Max Sound that is over one million dollars. Such bonuses were to be payable in cash, capital stock, or any combination thereof at the Executive’s discretion

3)           In addition, the corporation previously agreed in Section 4, that upon completion of fund raising by the Company of five million dollars, Executive was to receive a one-time bonus of $250,000 in cash within 30 days of closing.

4)       The Company has not achieved sales of one million dollars nor has it raised five million dollars in fundraising. Therefore, the Parties mutually agree that points (1), (2) and (3) above officially terminated previously in their entirety and prior to December 31, 2012.

5)           The Company agrees that effective on January 1, 2013, for his services, Executive will receive three hundred thousand (300,000) Rule 144 MAXD Shares as total additional consideration of the mutually agreed upon expiration of (a), (b) and (c) above and also any other monies claimed due set forth in the original agreement dated May 11, 2010.

6)           Also, in exchange for Executive agreeing that he is not claiming any rights under 4(a) and (b) above, Executive will now be entitled to a commission on all sales of the Company equal to 6% of net profits, which Executive may elect at his option to receive in cash or rule 144 capital stock or any combination of both.

7)           The Company agrees that effective on January 1st, 2013, the executive will the right to receive seven hundred thousand (700,000) additional options in MAXD Rule 144 shares at 50 cents per share valid for three years for ongoing development of new inventions by the Executive. Executive agrees that to earn the right to these additional option shares, he must deliver at least three additional audio technologies that either subtantially improve MAXD technology or are strategically compatible with it and that such technologies are patentable. In exchange for the right to these options being granted, Executive agrees that all additional developments, over and above three, are automatically property whose lifetime of rights are fully granted to the Corporation in their entirety.

Wheretofore, the Parties mutually and completely agreeing to the changes and additions listed herein this Addendum in their entirety and that all other provisions of the original May 11, 2010 agreement remain in full force and effect set forth their hand and seal on this day December 31, 2012.

MAX SOUND CORPORATION	EXECUTIVE

/s/ Greg Halpern	/s/ Lloyd Trammell
Greg Halpern – Chairman	Lloyd Trammell - CTO